Exhibit 10.1
SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is entered into as of the 1st day of December, 2006, by and among: (i) Phoenix International Ventures, Inc. a Nevada corporation (“International Ventures”), (ii) Phoenix Aerospace, Inc., a Nevada corporation (“Aerospace”), and (iii) Zahir Teja, the owner of all the issued and outstanding shares of Aerospace and a stockholder of International Ventures (“Teja”). International Ventures, Aerospace, and Teja are referred to collectively as the “Parties”.

WHEREAS, International Ventures, Aerospace, and Teja have determined that the acquisition by International Ventures of Aerospace is advisable and in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, International Ventures has proposed to acquire Aerospace pursuant to an exchange transaction whereby, pursuant to the terms and subject to the conditions of this Agreement and in accordance with applicable law, Aerospace shall become a wholly owned subsidiary of International Ventures (the “Exchange”) in consideration for the issuance of 3,000,000 shares of common stock of International Ventures (the “International Ventures Common Stock”) to Teja;

WHEREAS, International Ventures Common Stock to be issued to Teja (the “Issuable Shares”) shall be issued or reserved for issuance, as the case may be, in exchange for 100% of the shares of capital stock of Aerospace on a fully diluted basis (the “Aerospace Shares”);

WHEREAS, the obligation of each of the parties to this Agreement to effect the Exchange is subject to the conditions hereinafter set forth.

WHEREAS, the parties intend that the Exchange qualify as a tax free “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF INTERNATIONAL VENTURES

As an inducement to, and to obtain the reliance of Aerospace, International Ventures represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

1.1 Organization. International Ventures is a company duly organized and validly existing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business.

1.2 Due Authorization. International Ventures has taken, or will have taken prior to Closing (as defined below), all actions required by law, its certificate of incorporation, its by-laws, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by International Ventures of this Agreement and consummation by International Ventures of the transactions contemplated by this Agreement.

1.3 Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the Articles of Incorporation (as amended) or by-laws or other organizational documents of International Ventures; (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which International Ventures is a party, (iii) result in the creation of any lien, charge or encumbrance upon the properties or other assets of International Ventures, or (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, International Ventures or upon any of its properties or assets.

1.4 Consents. International Ventures is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, by-law, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent International Ventures from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

1.5 Binding Obligation. When executed by International Ventures, this Agreement and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of International Ventures enforceable in accordance with their respective terms.

1.6 Capitalization and Outstanding Shares. At the time of Closing, there will be 51,000,000 shares of capital stock of International Ventures (the “International Ventures Capital Stock”) authorized, consisting of 50,000,000 shares of Common Stock and 1,000,000 shares of “blank check” preferred stock. At the time of Closing, there will be approximately 3,996,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. Except as set forth in Schedule 1.6 and as provided in this Agreement, no person is entitled to any rights with respect to the issuance or transfer of International Ventures Common Stock. The outstanding International Ventures Capital Stock will on the Closing Date be validly issued, fully paid, non-assessable, not subject to pre-emptive rights and will have been issued in compliance with all state and federal securities laws or other applicable law.

1.7 Issuable Shares. The Issuable Shares issuable to Teja as the sole holder of the Aerospace Shares will when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

1.8 Compliance With Laws and Regulations. International Ventures has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of International Ventures or except to the extent that noncompliance would not result in the occurrence of any material liability for International Ventures.

1.9 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of International Ventures’ management, threatened against International Ventures or any of its assets or business or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

1.10 No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against International Ventures with respect to any assets of International Ventures under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by International Ventures for the benefit of creditors generally.

1.11 No Shareholders’ Agreement. Except for this Agreement, proxies executed and delivered by certain shareholders of International Ventures, a Consulting Agreement dated October 2, 2006, as amended, among International Ventures, Zahir Teja, and Anney Business Corp., and any agreements incorporated as exhibits hereto, there is no agreement which governs or purports to govern the shareholdings of International Ventures or which restricts or purports to restrict the exercise by any shareholder of International Ventures of his rights as a shareholder of International Ventures, including, without limitation, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rates or disposition of the shares (or units or other equity interest, as the case may be) of International Ventures.

1.12 Acquisition of Equity Securities. Except as set forth in Schedule 1.6, there is no share option plan or other arrangement to acquire any equity securities of International Ventures or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional equity securities, as the case may be, except as disclosed in this Agreement.

1.13 Issuance of Shares Exempt from Registration. Based on and in reliance on the representations, warranties, and covenants of Teja, the issuance of the Issuable Shares to Teja is exempt from registration under United States federal and state securities laws and regulations.

1.14 No Materially Adverse Undisclosed Facts. There is no fact known to the management of International Ventures which has not previously been disclosed in writing to Aerospace which may in the reasonable expectation of International Ventures’ management materially adversely affect International Ventures or its respective assets, properties, business, prospects, operation or condition (financial or otherwise) and no state of facts is known to the management of International Ventures that would operate to prevent International Ventures from continuing to carry on its business in the manner in which carried on at the date hereof.

1.15 Absence of Certain Changes or Events. Except as contemplated by this Agreement or any transactions or developments contemplated hereby, from the date of this Agreement until the completion of the Closing International Ventures will, other than as disclosed in writing to Aerospace, not: (i) incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (ii) enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of its business; (iii) change any of its accounting methods, principles, practices or policies; (iv) cease to operate its properties, if any, or fail to maintain any of its properties, rights and assets consistently with past practices; (v) sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices; (vi) modify its Articles of Incorporation, by-laws or capital structure; (vii) make any dividend to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (viii) other than the ordinary course of business, grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (ix) make any loan or advance, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any person, or (x) purchase or otherwise acquire any shares or other equity security, as the case may be, in any person.

1.16 Reliance. All representations and warranties of International Ventures contained herein, shall be deemed to have been relied upon by Aerospace and Teja notwithstanding any investigation heretofore or hereafter made by Aerospace or by its counsel and shall survive the date hereof and continue in full force and effect for the benefit of Aerospace until the limitation period under any applicable tax statute has expired or, in all other cases, until the first anniversary of the date hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF AEROSPACE

As an inducement to, and to obtain the reliance of International Ventures, Aerospace, represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

2.1 Organization. Aerospace is a company duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business.

2.2 Due Authorization. Aerospace has taken, or will have taken prior to Closing all actions required by law, as the case may be, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Aerospace of this Agreement and consummation by Aerospace of the transactions contemplated by this Agreement.

2.3 Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the Articles of Incorporation (as amended), by-laws, or other organizational documents of Aerospace, as applicable; (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which Aerospace is a party, (iii) result in the creation of any lien, charge or encumbrance upon the properties or other assets of Aerospace, or (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon Aerospace, or upon any of the properties or assets of Aerospace.

2.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Aerospace, is required by or with respect to Aerospace in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.5 Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting Aerospace or any assets or business of either Aerospace or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

2.6 No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against Aerospace with respect to any assets of Aerospace under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Aerospace for the benefit of creditors generally.

2.7 No Option Plan. There is no share option plan or similar plan to acquire any additional shares or units or other equity interests, as the case may be, of Aerospace or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or units or equity interests, as the case may be.

2.8 Tax Returns. All required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed and paid in a timely manner with the appropriate taxation authority for Aerospace.

2.9 Guarantees. Aerospace has no outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and neither of them has entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

2.10 No Materially Adverse Undisclosed Facts. There is no fact known to the management of Aerospace, which has not previously been disclosed in writing to International Ventures, which may in the reasonable expectation of Aerospace’s management materially adversely affect Aerospace or its respective assets, properties, business, prospects, operation or condition (financial or otherwise) and no state of facts is known to the management of Aerospace that would operate to prevent Aerospace from continuing to carry on its business in the manner in which carried on at the date hereof.

2.11 Absence of Certain Changes or Events. Except as contemplated by this Agreement or any transactions or developments contemplated hereby, from the date of this Agreement until the completion of the Closing Aerospace will, other than as disclosed in writing to International Ventures, not: (i) incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (ii) enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of its business; (iii) change any of its accounting methods, principles, practices or policies; (iv) cease to operate its properties, if any, or fail to maintain any of its properties, rights and assets consistently with past practices; (v) sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices; (vi) modify its Articles of Incorporation, by-laws or capital structure, (vii) make any dividend to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (viii) other than the ordinary course of business, grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (ix) make any loan or advance, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any person, or (x) purchase or otherwise acquire any shares or other equity security, as the case may be, in any person.

2.12 Reliance. All representations and warranties of Aerospace contained herein, shall be deemed to have been relied upon by International Ventures notwithstanding any investigation heretofore or hereafter made by International Ventures or by its counsel and shall survive the date hereof and continue in full force and effect for the benefit of International Ventures until the limitation period under any applicable tax statute has expired or, in all other cases, until the first anniversary of the date hereof.

2.13 Contracts. As of the date hereof and as of the date of the Closing, Aerospace has and will have duly performed all of its obligations under all of its contracts with respect to which it is a party and, to its management’s knowledge, there are no defaults thereunder and there will be no defaults thereunder. The contracts are and will be, as applicable, in full force and effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TEJA

As an inducement to, and to obtain the reliance of International Ventures, Teja represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Ownership of Shares. Teja owns, as of the date of this Agreement and at all times hereafter to the Closing will own the amount of shares of Aerospace capital stock set forth next to his name on Schedule A hereto, which represents all the issued and outstanding shares of Aerospace capital stock. Such shares are not subject to any liens or encumbrances.

3.2 Binding Obligation. When executed by Teja, this Agreement, and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of Teja, enforceable in accordance with its terms.

3.3 Reliance. All representations and warranties of Teja contained in this Article III shall be deemed to have been relied upon by International Ventures notwithstanding any investigation heretofore or hereafter made by International Ventures or by its counsel and shall survive the date hereof and continue in full force and effect for the benefit of International Ventures until the first anniversary of the date hereof.

ARTICLE IV
THE CLOSING

4.1 The Exchange. Teja agrees to assign, transfer, and deliver to International Ventures, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the outstanding shares of Aerospace common stock constituting 100% of the issued and outstanding shares of Aerospace on a fully diluted basis, and International Ventures agrees to acquire such shares by issuing and delivering to Teja in exchange therefor an aggregate of 3,000,000 shares of Common Stock.

4.2 Closing. The parties hereto shall use their best efforts to cause the closing (“Closing”) of the transactions contemplated by this Agreement to be affected on the Effective Date, herein defined; to this end, the parties hereto shall use their best efforts to fulfill their respective covenants by the Effective Date (“Closing Date”). For the purposes of this Agreement, the “Effective Date” shall mean the earlier of (i) 90 days after the filing of the registration statement relative to International Ventures common stock or (ii) the date such registration statement is declared effective by the Securities and Exchange Commission.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Restrictions on Resale

(i) The Issuable Shares. The Issuable Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) International Ventures receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for International Ventures that an exemption from the registration requirements of the Securities Act is available.

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR INTERNATIONAL VENTURES RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR International Ventures THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

5.2 Officers of International Ventures. From and after the Closing Date, International Ventures shall use its best efforts to appoint Zahir Teja as its President and Chief Executive Officer, Teja N. Shariff as its Chief Financial Officer and Chief Accounting Officer, and Neev Nissenson as its Vice President and Secretary. Each of the foregoing officers will serve at the pleasure of the Board.

5.3 Directors. From and after the Closing Date, International Ventures shall use its best efforts to appoint Zahir Teja and Neev Nissenson as the initial members of the Board of Directors of International Ventures. Each of the foregoing directors shall serve for a term of one year and until their respective successors have been duly elected and qualified. In this regard, the parties agree that Anney Business Corp. shall have the right to nominate one individual to serve as a member of the Board and Mr. Teja shall have the right to nominate one individual to serve as a member of the Board.

ARTICLE VIII
MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws the State of Nevada without regard to its conflicts of laws principles.

6.2 Resolution of Disputes.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one party has delivered to the other party a written request for such consultation (the “Consultation Date”). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either party, with written notice to the other party.

(b) Arbitration. The arbitration shall be conducted by a tribunal (the “Tribunal”) in Carson City or Las Vegas, Nevada under the auspices of the American Arbitration Association (“AAA”) in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. There shall be three arbitrators—one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. All arbitration proceedings shall be conducted in English. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; either party may apply to any court of competent jurisdiction in the State of New York for enforcement of any award granted by the Tribunal.

(c) During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue to abide by the terms of this Agreement.

6.3 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram:

6.4 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

6.5 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof.

6.6 Survival of Representations and Warranties. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties.

6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties.

6.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

6.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

6.10 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.

6.11 No Third Party Beneficiaries. Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

6.12 Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

6.13 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

PHOENIX INTERNATIONAL VENTURES, INC.

By: /s/ Neev Nissenson________________
Name: Neev Nissenson
Title: Vice President

PHOENIX AEROSPACE, INC.

By: /s/ Zahir Teja_____________________
Name: Zahir Teja
Title: President & CEO

/s/ Zahir Teja________________________
Zahir Teja, Individually

Schedule A

Zahir Teja       20,000 shares

Schedule 1.6
Options

Except as described in International Ventures’ Registration Statement dated December __, 2006 on Form SB-2, International Ventures has no share option plans, etc.